Exhibit 99.1

NEWS RELEASE

ViewCast Contact:	PR Agency Contact:	Investor Contact:
Jeff Kopang	Jessie Glockner	Matt Clawson
Vice President of Marketing	Rainier Communications	Allen & Caron
Tel: +1 (972) 488-7200	Tel: +1 (508) 475-0025 x140	Tel: +1 (949) 474-4300
E-mail: jeffk@viewcast.com	E-mail: jglockner@rainierco.com	E-mail: matt@allencaron.com
ViewCast Announces Key Management Changes
George C. Platt Appointed Executive Chairman;
John Hammock Named President / COO
PLANO, Texas, July 13, 2011 — ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, today announced that the Board of Directors has named Chairman and former ViewCast CEO George C. Platt Executive Chairman and John Hammock President and Chief Operating Officer, effective immediately. Current CEO Dave Stoner resigned that position effective July 12, 2011 in order to pursue other interests.
Platt indicated that the changes and new appointments would better equip ViewCast for a new era of commercial focus, execution and growth in its various markets.
“The Board of Directors recognizes that the market opportunity for ViewCast and its products has never been greater and it is imperative that the Company executes on its business model, including broader adoption of our technologies, in order to maximize shareholder value,” said Platt. “We are very pleased to welcome John Hammock to his expanded leadership role at the Company. He is an outstanding leader who is qualified and has a keen understanding of what is required to accelerate growth and market share in today’s expanding digital media market.”

Hammock joined ViewCast in February 2010 as Vice President of Sales and has over 20 years of experience in business development and sales, having previously served in senior leadership positions with companies spanning global telecommunications, media and video markets. At ViewCast, Hammock will apply his proven industry expertise to help expand the Company’s global sales activities, forge key strategic business partnerships, and expand ViewCast’s worldwide distribution networks.
“The overarching goal at ViewCast today is accelerating commercial adoption and revenue growth in key domestic and international markets — ultimately leading to consistent and growing profits,” said Hammock. “ViewCast’s exceptional portfolio of video streaming and media asset management solutions, combined with a growing global market opportunity, makes this an exciting time at ViewCast and an ideal time to contribute to the Company’s future development and success. I am looking forward to the challenge.”
Prior to joining ViewCast, Hammock was Vice President of Americas Sales for Kasenna Inc., a publicly-traded provider of software to telecommunications, cable and consumer electronics manufacturers. During his tenure, Kasenna delivered twelve consecutive quarters of between 22% and 46% sales growth.
From 2004 to 2006, Hammock was Senior Vice President of Worldwide Sales for Austin, TX-based Voxpath Networks, a provider of hosted voice over Internet protocol communications solutions for small businesses. From 2000 to 2004, Hammock was Vice President of Major Accounts for Columbia, MD-based Corvis Corporation, a publicly-traded optical network solutions provider that later became Broadwing Corporation. At Corvis, Hammock was the top producer for three straight years delivering $283 million in revenue, helping accelerate the Company to its initial public offering of more than $1.6 billion. Hammock holds a B.S. in Economics from Texas Christian University.
George Platt has served as a ViewCast director since September 1999 and currently serves as Chairman of the Board. Platt joined ViewCast as Chief Executive Officer and President in September 1999, retiring from the CEO position July 2008. Prior to ViewCast, from 1991 through 1999, Platt was employed by Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services, holding the positions of Chief Executive Officer and President. Prior positions held by Platt include Group Vice President (Business Communications Group) at Rolm Corporation until its acquisition by IBM, and fifteen years with Xerox, where he attained the position of Operations Manager, Southeast Region. Platt holds an M.B.A. from the University of Chicago and a B.S. degree from Northwestern University. For over a decade, Platt served as a director for Intervoice, Inc., a publicly held Company, until it was acquired by Convergys in the fall of 2008.
Platt added, “We are grateful for Dave Stoner’s many years of service to ViewCast and its shareholders. His contributions to operations, product development and management have all been cornerstones of the Company’s success and its survival though a variety of economic and marketplace challenges. We wish him only the best in his future endeavors.”
About ViewCast
ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over broadband, enterprise and mobile networks. ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 400,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards and VMp™ video management systems provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.
ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.
ViewCast, SCX, Osprey, SimulStream, VMp and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.